UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2005

JDA Software Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27876	86-0787377
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

14400 North 87th Street
Scottsdale, Arizona	85260-3649
(Address of principal executive offices)	(Zip Code)

(480) 308-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EX-99.1
EX-99.2

Item 1.01 Entry Into a Material Definitive Agreement.

     On October 21, 2004, the Board of Directors of JDA Software Group, Inc. (the “Company” or “we”) approved certain modifications to the existing compensation program for non-employee directors. The following table summarizes the 2004 compensation program for non-employee directors that was in effect at January 1, 2004, the 2004 compensation program as modified, and the compensation program for non-employee directors that became effective January 1, 2005:

	2004 Compensation	2004 Compensation	2005 Compensation
Activity	(effective January 1, 2004)	(as modified)	(effective January 1, 2005)
Annual Retainer	$15,000	$20,000	$20,000
Additional Annual Retainers:
Chairman of Audit Committee	$7,500	$7,500	$7,500
Chairman of Compensation Committee	$0	$2,500	$2,500
Chairman of Nominating & Governance Committee	$0	$2,500	$2,500
Fees for Attendance at Scheduled Meetings:
Regular or special Board of Director meetings	$1,000	$1,000	$1,000
Committee meetings held the same day as Board of Director meetings	$0	$0	$1,000
Audit Committee meetings not held the same day as Board of Director meetings	$1,000	$1,000	$1,000
Compensation or Nominating and Governance Committee meetings not held the same day as Board of Director meetings	$500	$500	$1,000
Reimbursement for reasonable out-of-pocket expenses	All	All	All

     On February 15, 2005, the Compensation Committee of our Board of Directors (the “Committee”) approved an immediate acceleration of the vesting for all unvested stock options previously awarded to employees, officers and directors. The accelerated options were issued under our 1995 Stock Option Plan, 1996 Stock Option Plan, 1996 Outside Director Stock Option Plan and 1998 Non-statutory Stock Option Plan. The Committee made the decision to immediately vest these options based in part on the issuance of SFAS No. 123(R). The Committee also considered the reduced level of cash bonuses paid to employees and officers in 2004, the fact that there are no equity awards planned in 2005 other than for certain new hires, and recognized that the exercise of any accelerated options would bring cash into the Company. Absent the acceleration of these options, upon adoption of SFAS No. 123(R) on July 1, 2005 we would have been required to recognize approximately $3.7 million in pre-tax compensation expense from these options over their remaining vesting terms. By vesting all previously unvested options, the stock-based compensation expense under SFAS No. 123 will only be reflected in our footnote disclosures. Further, we believe the future stock-based compensation expense to be recorded under SFAS No. 123(R) related to these options is significantly reduced and would be immaterial to our financial results. However, there can be no assurance that these actions will avoid the recognition of future compensation expense in connection with these options.

     Employees, officers and directors will benefit from the accelerated vesting of their stock options in the event they terminate their employment with or service to the Company prior the completion of the original vesting terms as they would have the ability to exercise certain options that would have otherwise been forfeited. No stock-based compensation expense will be recorded with respect to these options unless an employee, officer or director actually benefits from this modification. For those employees, officers and directors who do benefit from the accelerated vesting, we are required to record additional stock-based compensation expense equal to the intrinsic value of the option on the date of modification (i.e., February 15, 2005). The closing market price per share of our common stock on February 15, 2005 was $11.85 and the exercise price of the 1,380,230 in unvested options on that date ranged from $8.50 to $28.20. Based on our historical employee turnover rates during the past three years, we currently estimate the potential additional stock-based compensation expense we may be required to record with respect to these options is approximately $45,000.

     The following table summarizes the options subject to acceleration:

	Aggregate
	Number of
	Shares
	Issuable	Weighted
	under	Average
	Accelerated	Exercise Price
	Options	Per Share(1)
Directors & Named Executive Officers
James D. Armstrong	27,784	$10.33
J. Michael Gullard	14,000	$13.68
William C. Keiper	14,000	$13.68
Douglas G. Marlin	14,000	$13.68
Jock Patton	14,000	$13.68
Hamish N. Brewer	195,564	$13.01
Kristen L. Magnuson	117,786	$13.81
Peter J. Charness	63,894	$13.89
David J. Tidmarsh	63,892	$13.89
Wayne J. Usie	76,670	$13.89
Directors & Executive Officers as a Group (13 persons)	729,477	$13.53
All Other Employees	650,753	$13.12
Total	1,380,230	$13.33

(1) The closing price of the Company’s closing stock on the day the Compensation Committee approved the acceleration was $11.85

Item 8.01 Other Events.

     On February 15, 2005, the Company announced that its Board of Directors approved a program to repurchase from time to time at management’s discretion up to 1,000,000 shares of JDA common stock on the open market or in private until January 26, 2006 at prevailing market prices. The program was adopted as part of JDA’s revised approach to equity compensation, which will emphasize performance-based awards to employees and open market stock repurchases by the Company designed to mitigate or eliminate dilution from future employee and director equity-based incentives.

Item 9.01 Financial Statements and Exhibits.

Exhibit
Number	Description
99.1	Non-Employee Director Compensation Program.
99.2	Press Release dated February 17, 2005 announcing stock repurchase program.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDA Software Group, Inc.

Date: February 22, 2005
	By:	/s/ Kristin L. Magnuson

Kristin L. Magnuson
Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
99.1	Non-Employee Director Compensation Program.
99.2	Press Release dated February 17, 2005 announcing stock repurchase program .